UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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DENNY’S CORPORATION
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203 East Main Street
Spartanburg, South Carolina 29319
April 9, 2020
To Our Stockholders:
You are cordially invited to attend virtually the Annual Meeting of Stockholders of Denny’s Corporation to be held at 11:00 a.m., Eastern Time, on Wednesday, May 20, 2020. This year's annual meeting once again will be a completely virtual meeting of stockholders conducted via live webcast. This year, a virtual meeting will be especially valuable in promoting the health and safety of our employees, stockholders and their families. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2020.
Instructions regarding how to attend the meeting online and details concerning the business to be conducted at the annual meeting are more fully described in the accompanying formal Notice of Meeting and Proxy Statement.
The Denny's brand was founded in 1953 on a simple premise: We love to feed people. While we have been steadily improving the quality of our menu items through our brand revitalization efforts, we also have been focused on sourcing our products responsibly. Denny’s purchasing decisions are guided by our commitments to animal welfare, using cage free eggs and only serving chicken that is free of medically important antibiotics, to name a few. Collective enhancements in our food, coupled with ongoing enhancements in our service and dining environment, have yielded nine consecutive years of domestic system-wide same-store sales growth(1).
For more than 60 years, local families and communities across the country have made Denny’s a neighborhood gathering spot. Like any good neighbor, we help support the diverse causes that our communities care about, including a commitment to sustainability. We have built a diverse and inclusive workforce through our commitment to embracing the unique qualities of each employee and valuing differences in thought, culture, and experiences. Through a fundraising partnership with Share Our Strength’s No Kid Hungry program, Denny’s restaurants have helped connect children with food insecurity with over 90 million meals over the last nine years. The Denny’s Hungry for Education Scholarship program, launched in 2011, has awarded approximately $1.6 million in combined scholarships to deserving elementary, high school and college students. Our Mobile Relief Diner, a 53-foot mobile kitchen, allows us to travel to local communities devastated by fires, tornadoes, hurricanes, earthquakes and more to offer a free freshly-cooked breakfast to local residents, first responders and others, offering a small piece of comfort when they need it the most.
Denny’s franchise model gives us a unique opportunity to allocate capital needs and business risk across multiple business owners. We substantially completed our transition from a 90% franchised business to one that is 96% franchised in 2019, moving more operations from our company ownership to franchisees. Franchisees, who generally do not have the same expectations for profit growth and use of capital as a public company, found the operating margins of restaurants we were selling to be attractive, and committed to building new restaurants as part of the transaction. We believe the better margins and lower capital needs we have on the franchise side of our business will improve the quality of our earnings and cash flows for years to come.
I send this letter as our nation and world are navigating their way through the COVID-19 pandemic. In these uncertain times, we remain steadfast in our commitment to delivering enhanced shareholder value as we feed bodies and minds in the communities we serve. Oversight of management strategies by our diverse and experienced Board of Directors, coupled with officer equity holding requirements, will ensure our continued focus on near-term success remains aligned with long-term shareholder interest and ultimately the fulfillment of our brand purpose.

Thank you for your continued interest and ongoing support of the Denny’s brand.

On Behalf of the Board of Directors,

Sincerely,

Brenda J. Lauderback
Board Chair

_____________________
(1) Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

___________________
NOTICE OF MEETING
___________________
Spartanburg, SC
April 9, 2020
The Annual Meeting of Stockholders of Denny’s Corporation will be held virtually on Wednesday, May 20, 2020 at 11:00 a.m., Eastern Time, for the following purposes as described in the accompanying Proxy Statement:

1.	To elect the nine (9) nominees named in the accompanying Proxy Statement to the Board of Directors;

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the fiscal year ending December 30, 2020;

3.	To vote on a non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

This year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2020. Because the annual meeting is virtual and being conducted via live webcast, stockholders will not be able to attend the annual meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2020

The proxy statement and the 2019 Annual Report of Denny’s Corporation are available at http://materials.proxyvote.com/24869P.

YOUR VOTE IS IMPORTANT
Only holders of record of Denny’s Corporation common stock at the close of business on March 24, 2020 will be entitled to notice of, and to vote at, the annual meeting.
We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's “notice and access” rules. As a result, a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including this proxy statement and our 2019 Annual Report, is being mailed to stockholders on or about April 9, 2020. The Notice also provides instructions on how stockholders can receive paper copies of our proxy materials as well as instructions on how to vote over the Internet, by telephone or by mail.
Whether or not you attend the meeting online, it is important to us that your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card at your earliest convenience.

By order of the Board of Directors,

J. Scott Melton
Assistant General Counsel, Corporate Governance Officer and Secretary

Proxy Statement Table of Contents

__________________
PROXY STATEMENT
__________________
April 9, 2020
GENERAL

Introduction
The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held virtually on Wednesday, May 20, 2020, at 11:00 a.m., Eastern Time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns. Substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc. Because the Annual Meeting is virtual and being held via live webcast, stockholders will not be able to attend the Annual Meeting in person but may participate by joining the live webcast as further described below.

Stockholder Voting
You may vote at the Annual Meeting either by proxy or personally at the Annual Meeting. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”), as of the close of business on March 24, 2020 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is first being made available to each such stockholder beginning on or about April 9, 2020.

Voting by Proxy
To vote by proxy, you must either properly execute and return (prior to the Annual Meeting) the proxy card or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the nine (9) nominees to the Board; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the fiscal year ending December 30, 2020; and (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described herein. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.
If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation prior to the date of the Annual Meeting at Denny’s Corporation's corporate offices, 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by participating in the virtual meeting and voting online. If you vote by telephone or by accessing the Internet voting website (which is separate from the meeting website described further below), you may also revoke your proxy by re-voting using the same procedure no later than 11:59 p.m., Eastern Time, on Tuesday, May 19, 2020.

Voting at the Meeting

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the Company and vote your shares by proxy in the manner described above, or you may personally vote your shares at the Annual Meeting. To participate and vote personally at the meeting, visit www.virtualshareholdermeeting.com/DENN2020, using the 16-digit control number on the Notice of Internet Availability of Proxy Materials (the "Notice") or proxy card. Even if you plan to participate in the meeting, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to participate in the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting online unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions in the Notice.

Voting Requirements
At the Annual Meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal. As of the close of business on the Record Date, 55,666,612 shares of Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Participating in the Annual Meeting

This year’s Annual Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/DENN2020 for instructions on how to participate in the Annual Meeting. Any stockholder may participate and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the Record Date may vote and submit questions either in advance of or while participating in the Annual Meeting via the Internet by using the 16-digit control number included in the Notice or proxy card that accompanied these proxy materials. The webcast starts at 11:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

Why a Virtual-Only Meeting?

Denny’s has conducted virtual-only annual stockholder meetings since 2016 and will do so again in 2020. The decision to continue to conduct virtual-only annual stockholder meetings is driven by a number of factors discussed below.

Denny’s ownership is closely held. Currently approximately 75% of Denny’s outstanding common stock is held by 20 institutional stockholders, and approximately 85% is held by 40 institutional stockholders. We maintain an active dialogue with our institutional stockholders particularly following our year-end earnings release in February of each year. Over the last five years that we conducted meetings with the traditional meeting format, only once did any of our top 40 stockholders attend our annual meeting. Conducting the annual meeting virtually increases the opportunity for all stockholders to participate and communicate their views to a much wider audience.

Minimal stockholder attendance when we utilized the traditional meeting format. Over the last five years that we conducted traditional annual meetings, we had only three retail stockholders (aside from employees and directors) who regularly attended our annual stockholders meetings. Our total stockholder attendance from 2011 to 2015 (aside from employees and directors) dwindled from eight to three. Our regular attendees have generally continued to participate in the virtual-only meetings, making comments and/or asking questions through the virtual meeting format provided.

A virtual-only meeting format offers significant time and cost savings to both the Company and its investors. Since our stock ownership is mainly held by large institutional investors, with only routine matters typically being addressed at the meeting, virtual-only meetings offer significant time and cost savings to both the Company and its investors. Organizing and conducting a traditional stockholder meeting, attended by only a handful of people, requires the efforts of approximately 15-20 additional employees and contractors beyond those who now support our Board and virtual meetings. In addition, holding the meeting virtually allows us to make much more efficient use of the time of our independent directors, who are in our offices for a limited time for a related meeting of our Board of Directors.

Virtual meetings improve participation. Without the added cost or planning involved in attending in-person stockholder meetings, we believe virtual-only meetings offer the potential for increased overall stockholder participation. Virtual meetings give stockholders more options to pose their questions to management. Stockholders can submit questions in advance in order to get a better-formulated response, or ask tough questions anonymously that they would be hesitant to ask face-to-face. Additionally, while most of our stockholders are based in the United States, virtual meetings are especially useful to investors that are traveling abroad or based in another country. Also with a traditional meeting format, stockholders would be required to attend in person to present a submitted stockholder proposal; with a virtual-only meeting, this is done virtually, thus saving the stockholder the cost, time and expense of travel to attend the meeting in person.

Stockholder rights are not affected. We follow a set of Meeting Rules and Procedures which are posted on the virtual meeting website and afford the same treatment to all participating stockholders. Additionally, we use software that verifies the identity of each participating stockholder and ensures during the question and answer portion of the meeting that they are granted the same rights they would have at an in-person meeting. In the event stockholders representing a substantial holding communicate a desire for in-person meetings, we will consider a change in our virtual-only meeting practice.

Given the above listed factors, we feel a virtual-only meeting is the right choice for Denny’s and its stockholders at this time.

Equity Security Ownership

Principal Stockholders
The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 24, 2020, unless otherwise indicated, to own more than 5% of the outstanding shares of Common Stock. As of March 24, 2020, 55,666,612 shares of the Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
T. Rowe Price Associates, Inc.
(and related entities) 100 E. Pratt Street Baltimore, MD 21202	6,129,147	(1)	11.0%
Wells Fargo & Company
(and related entities) 420 Montgomery Street San Francisco, CA 94163	4,967,329	(2)	8.9%
BlackRock, Inc.
(and related entities) 55 East 52nd Street New York, NY 10055	4,446,848	(3)	8.0%
Renaissance Technologies LLC
(and related entities) 800 Third Avenue New York, NY 10022	3,099,600	(4)	5.6%
The Vanguard Group
(and related entities) 100 Vanguard Blvd., Malvern, PA 19355	3,022,569	(5)	5.4%
Avenir Corporation
1775 Pennsylvania Avenue N W, Suite 650 Washington, DC 20006	2,987,872	(6)	5.4%
_________

(1)
Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the "SEC") on February 14, 2020, T. Rowe Price Associates, Inc., an investment adviser, is the beneficial owner of 6,129,147 shares and has sole voting power with respect to 1,352,488 shares and sole investment power with respect to 6,129,147 shares. T. Rowe Price Small-Cap Stock Fund, Inc., an investment company, is deemed to be the beneficial owner of 1,746,800 shares and has sole voting power with respect to 1,746,800 shares.

(2)
Based upon the Schedule 13G filed with the SEC on February 4, 2020, Wells Fargo & Company, a parent holding company, is the beneficial owner of 4,967,329 shares, has sole voting power and sole investment power with respect to 79,243 shares, shared voting power with respect to 761,180 shares, and shared investment power with respect to 4,887,166 shares. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes beneficial ownership of its subsidiaries Wells Fargo Clearing Services, LLC, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association, and Wells Fargo Advisors Financial Network, LLC.

(3)
Based upon the Schedule 13G/A filed with the SEC on February 5, 2020, BlackRock, Inc., as a parent holding company, is the beneficial owner of 4,446,848 shares and has sole voting power with respect to 4,278,488 shares and sole investment power with respect to 4,446,848 shares. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes beneficial ownership of its subsidiaries Blackrock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, Blackrock Japan Co., Limited, Blackrock (Luxemborg) S.A. and BlackRock Investment Management, LLC.

(4)
Based upon the Schedule 13G/A filed with the SEC on February 13, 2020, Renaissance Technologies LLC ("RTC"), an investment adviser, and Renaissance Technologies Holding Corporation, the majority owner of RTC, are beneficial owners of 3,099,600 shares, having sole voting power and sole investment power of such shares.

(5)
Based upon the Schedule 13G filed with the SEC on February 11, 2020, The Vanguard Group, Inc., an investment adviser, is the beneficial owner of 3,022,569 shares and has sole voting power with respect to 104,982 shares, shared voting power with respect to 14,176 shares, sole investment power with respect to 2,910,589 shares and shared investment power with respect to 111,980 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 97,804 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting power of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 21,354 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting power of these shares.

(6)
Based upon the Schedule 13G/A filed with the SEC on February 27, 2020, Avenir Corporation, an investment adviser, is the beneficial owner of and has shared voting power and shared investment power with respect to the listed shares. Additionally, Peter C. Keefe and James H. Rooney are deemed beneficial owners of and have shared voting power and shared investment power with respect to the listed shares.

Management
The following table sets forth, as of March 24, 2020, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the 2019 Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership (1)(2)	Percentage of Common Stock
Bernadette S. Aulestia	12,089	*
Gregg R. Dedrick	106,298	*
José M. Gutiérrez	93,341	*
Brenda J. Lauderback	163,142	*
Robert E. Marks	284,203	*
John C. Miller	1,181,148	2.1%
Donald C. Robinson	145,519	*
Laysha Ward	115,806	*
F. Mark Wolfinger	806,936	1.4%
Christopher D. Bode	22,965	*
John W. Dillon	85,542	*
Stephen C. Dunn	95,241	*
All current directors and executive officers as a group (15 persons)	3,348,117	5.9%
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*	Less than 1%.

(1)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (as of March 24, 2020 or within 60 days thereafter) through the exercise of stock options: (i) Mr. Wolfinger (6,884 shares), (ii) Mr.  Dillon (8,900 shares), and (iii) all current directors and executive officers as a group (44,384 shares).

(2)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (as of March 24, 2020 or within 60 days thereafter) through the conversion of either restricted stock units ("RSUs"), deferred stock units ("DSUs") (on a designated date or upon termination of service as a director of Denny’s Corporation), or performance share units deferred pursuant to the Denny's, Inc. Deferred Compensation Plan, As Amended and Restated Effective March 1, 2017 (the "Deferred Compensation Plan") (on a designated date or upon termination as an employee of Denny’s): (i) Ms. Aulestia (12,089 shares), (ii) Mr. Dedrick (29,030 shares), (iii) Mr. Dunn (46,972 shares), (iv) Mr. Gutiérrez (93,341 shares), (v) Ms. Lauderback (163,142 shares), (vi) Mr. Marks (182,650 shares), (vii) Mr. Miller (564,599 shares), (viii) Mr. Robinson (145,519 shares), (ix) Ms. Ward (97,925 shares), and (x) all current directors and executive officers as a group (1,395,334 shares).

Equity Compensation Plan Information
The following table sets forth information as of December 25, 2019 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,079,895	(1)	$3.89	2,581,846	(3)
Equity compensation plans not approved by security holders	0		$0.00	704,166	(4)
Total	4,079,895		$3.89	3,286,012

_____________

(1)	Includes shares issuable in connection with our outstanding stock options, performance share awards and restricted stock units awards.

(2)	Includes the weighted-average exercise price of stock options only.

(3)
Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards under the Denny’s Corporation 2017 Omnibus Incentive Plan.

(4)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny's Incentive Plans in accordance with Nasdaq Listing Rule 5635(c)(4).

ELECTION OF DIRECTORS
Nominees for Election as Directors of Denny’s Corporation
As permitted under the By-laws of Denny’s Corporation (the “By-laws”), the Board has set nine (9) as the number of directors, as of May 20, 2020, to constitute the Board. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of nine (9) nominees to the Board. These nominees are: Bernadette S. Aulestia, Gregg R. Dedrick, José M. Gutiérrez, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Donald C. Robinson, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2021 Annual Meeting of Stockholders or until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), and the By-laws. Each nominee currently serves as a director.
If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Restated Certificate of Incorporation and the By-laws.

Business Experience/Director Qualifications
The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director and each director nominee of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name & Age of Director and/or Nominee	Principal Occupation, Business Experience, Qualifications and Directorships of Other Companies	Director Since
Bernadette S. Aulestia Age 47
Occupation: Former President, Global Distribution, Home Box Office, Inc., the premium television programming subsidiary of WarnerMedia (2015-2019); Executive Vice President, Domestic Network & Digital Distribution, HBO, Inc. (2013-2015); Senior Vice President, Domestic Network & Digital Distribution, HBO, Inc. (2009-2013).
Qualifications: Ms. Aulestia’s multiple executive leadership positions during her 22 year career with Home Box Office, Inc. provide our Board with senior leadership experience in the areas of strategic planning, operations, distribution, international and the development of strategic marketing plans for the Hispanic, African-American, and Asian consumer.
2018
Gregg R. Dedrick Age 61
Occupation: Co-founder of David Novak Leadership (formerly OGoLead), an online leadership development company (February 2018-present); Co-founder of Whole Strategies, an organizational consulting firm (2009-2013); Former Executive Vice President of Yum Brands, Inc., an operator and franchisor of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).
Qualifications: Mr. Dedrick provides our Board with nearly 30 years of senior leadership experience in restaurant company general management, operations and organizational resource planning for corporate staff functions in franchised-based consumer and restaurant systems. Mr. Dedrick is a National Association of Corporate Directors ("NACD") Board Leadership Fellow.
2010
José M. Gutiérrez Age 58
Occupation: Retired; Senior Executive Vice President, Executive Operations, AT&T Services, Inc. (2014-2016); President of AT&T Wholesale Solutions (2012-2014), a unit of AT&T, Inc. focused on wholesale sales of communication products and services; President and Chief Executive Officer of AT&T Advertising Solutions (2010-2012), a subsidiary of AT&T, Inc., devoted to publishing and sales of Yellow and White Pages directory advertising.
Qualifications: Mr. Gutiérrez, a telecom executive with nearly 25 years of experience leading a range of AT&T business units during his tenure with the company, provides our Board with senior leadership experience in providing consumer-facing telecommunications solutions, including direct experience in investor relations, and mergers and acquisitions. Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant with KPMG. Mr. Gutiérrez is an NACD Board Leadership Fellow.
Other Public Company Boards: Current - Adient plc; Prior - Dr. Pepper Snapple Group, Inc.
2013
Brenda J. Lauderback Age 69
Occupation: Retired; President of the Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993).
Qualifications: Ms. Lauderback provides our Board with over 25 years of leadership experience in merchandising, marketing, product development and design and manufacturing at prominent national wholesale and retail companies. Her collective years of experience on public company boards also provides our Board with significant insight into leading practices in executive compensation and corporate governance. Ms. Lauderback is an NACD Board Leadership Fellow and was named in 2017 to the NACD Directorship 100, the annual list that recognizes the leading corporate directors, corporate-governance experts, policymakers, and influencers who significantly impact boardroom practices and performance.
Other Public Company Boards: Current - Wolverine World Wide, Inc., Select Comfort Corporation; Prior - Big Lots, Inc.
2005
Robert E. Marks Age 68
Occupation: Retired; President of Marks Ventures, LLC, a private equity investment firm (1994-2016).
Qualifications: Mr. Marks provides our Board with over 30 years of private equity investment management experience across 15 different industries which includes responsibility for all facets of leveraged buyout investments, in addition to over 20 years of experience on public company boards, including serving as Chairman of the Board of Denny’s Corporation from 2004 to 2006.
Other Public Company Boards: Current - Trans World Entertainment Corporation and Terra Income Fund 6, a public but non-traded business development company; Prior - Emeritus Corporation.
1998
John C. Miller Age 64
Occupation: Chief Executive Officer of Denny's Corporation (February, 2020-present); Chief Executive Officer and President of Denny's Corporation (2011-February, 2020); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-2011); President of Romano’s Macaroni Grill (1997-2004).
Qualifications: As CEO, Mr. Miller provides our Board with experience and perspective for leading the strategic direction of the Company. He is an accomplished restaurant industry veteran with over 40 years of restaurant operations and management experience. Prior to joining Denny’s, Mr. Miller served as President of Taco Bueno and spent 17 years with Brinker International where he served as President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts.
2011

Name & Age of Director and/or Nominee	Principal Occupation, Business Experience, Qualifications and Directorships of Other Companies	Director Since
Donald C. Robinson Age 67
Occupation: Retired; President of Potcake Holdings, LLC, a hospitality consulting firm (2015-2016); President and Chief Operating Officer of All Aboard Florida-Operations, LLC, a high-speed, passenger rail company from Miami to Orlando, Florida (2013-2015); President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-2012); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).
Qualifications: Mr. Robinson provides our Board with over 40 years of operational leadership experience with companies providing hospitality consulting, rail service, lodging, entertainment and food service, including a 33-year career with Disney. Mr. Robinson is an NACD Board Leadership Fellow.
Other Public Company Boards: Prior - SeaWorld Entertainment, Inc.
2008
Laysha Ward Age 52
Occupation: Executive Vice President and Chief External Engagement Officer, Target Corporation (2017-present); Executive Vice President & Chief Corporate Social Responsibility Officer, Target Corporation (2014-2017); President, Community Relations, Target Corporation (2008-2014); Vice President, Community Relations, Target Corporation (2003-2007).
Qualifications: Ms. Ward provides our Board with over 25 years of retail industry leadership experience at Target Corporation in external stakeholder engagement, corporate responsibility, communications, diversity and inclusion, reputation and crisis management, demographic/segmentation customer relations, and strategic planning. In 2008, President George W. Bush nominated and the U.S. Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service (CNCS), the nation's largest grant maker for volunteerism and service. Her term continued through the Obama Adminstration. Ms. Ward is an NACD Board Leadership Fellow.
2010
F. Mark Wolfinger Age 64
Occupation: President of Denny's Corporation (February, 2020-present); Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny's Corporation (2008-February, 2020); Executive Vice President, Growth Initiatives and Chief Financial Officer of Denny's Corporation (2006-2008); Chief Financial Officer of Denny's Corporation (2005-2006).
Qualifications: Mr. Wolfinger provides our Board with nearly 40 years of strategic and financial leadership experience in the retail and restaurant industries. Previous roles include Chief Financial Officer of Danka Business Systems and senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group (operators of Bennigans, Ponderosa Steakhouse, and Steak & Ale), and the Grand Metropolitan PLC.
2011
Director Term Limits and Retirement Age
We do not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits that result from a continued focus on the Company’s business, strategy and industry over a significant period of time. We do value fresh perspectives and ideas which enhance and benefit our brand's competitive performance, and therefore we seek to have a mix of director short-term, mid-term and long-term tenures on our Board, as demonstrated in the pie chart below which reflects the Board's projected composition following the election of directors at the Annual Meeting. Within these parameters, each individual’s performance and continued contribution is assessed by the Corporate Governance and Nominating Committee in connection with the annual renomination determination.
Under the Company’s Corporate Governance Policy, the standard retirement age for the Company's directors is 75. It is the general policy of the Corporate Governance and Nominating Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board, however, may waive the mandatory retirement age for a specific director in its sole discretion.

Corporate Governance
The Board has determined that, except as noted immediately below, each current member of the Board is independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent.
There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by Nasdaq listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Dedrick, Gutiérrez, Marks and Robinson and Ms. Lauderback, with Mr. Gutiérrez serving as chair. The Compensation and Incentives Committee is currently comprised of Mss. Lauderback and Ward and Messrs. Dedrick and Gutiérrez, with Mr. Dedrick serving as chair. Mss. Aulestia, Lauderback and Ward and Mr. Robinson currently make up the Corporate Governance and Nominating Committee, with Mr. Robinson serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.
Set forth below is information regarding each committee of the Board.

Audit and Finance Committee
Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held nine meetings in 2019, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices including, but not limited to, the Company’s fraud risk assessment practices, cybersecurity and other information technology risks, and (vi) the Company’s finance activities, including but not limited the Company's financial structure and strategy, hedging transactions, share repurchase policies and financing arrangements, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, the Company’s compliance officer, management and the Board. The Audit Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under Nasdaq listing standards and the rules and regulations promulgated by the SEC.

Audit Committee Financial Experts. The Board has determined that three Board members currently serving on the Audit Committee, José M. Gutiérrez, Robert E. Marks and Donald C. Robinson, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds. Mr. Gutiérrez has more than 20 years of accounting, business and financial experience in investor relations, audit, mergers and acquisitions which required the analysis of financial statements that present a breadth and level of complexity of the same or greater complexity as that of the Company. Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 30 years of work in private equity investments, serving more than 15 different industries. Mr. Robinson during his 40-plus years of operational leadership experience has had responsibility for the preparation and oversight of financial statements (of the same or greater complexity as the Company’s) particularly in connection with his role with Disney operations in Hong Kong.
Audit Committee Report. The Audit Committee fulfilled its responsibilities under and remained in compliance with its charter during the fiscal year ended December 25, 2019.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•
The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, and the SEC.

•
The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•
The Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

•
Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2019 for filing with the SEC.

Audit and Finance Committee
José M. Gutiérrez, Chair
Gregg R. Dedrick
Brenda J. Lauderback
Robert E. Marks
Donald C. Robinson

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held five meetings in 2019, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, (vi) overseeing the Company’s stock ownership guidelines, and (vii) overseeing the Company’s various benefit plans. The Compensation Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged independent consultants Pearl Meyer (from September 2014 to present) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and the restaurant industry as a guide in determining the appropriate level of director and executive officer compensation. The Compensation Committee assessed the independence of Pearl Meyer in its capacity as the compensation consultant to the Compensation Committee pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered the recommendation of the Company’s Chief Executive Officer (the “CEO”) with respect to compensation levels of executive officers other than the CEO. When making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers ("NEOs"). These tally sheets were prepared by our human resources department and Pearl Meyer. Each of these tally sheets presents the dollar amount of each component of the NEOs’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the NEOs (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.
The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the process and procedures for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.
Compensation Risk Assessment. For 2019, a group of senior management from various departments of the Company completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees. This assessment was under the direction of the Compensation Committee and the findings were reviewed and discussed with the committee. Specifically, the Company’s incentive plans and compensation practices were evaluated in order to identify incentive factors utilized and the potential risks, applicable controls, and the risk mitigation practices in place with respect to such factors. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 25, 2019: Gregg R. Dedrick, José M. Gutiérrez, Brenda J. Lauderback, Donald C. Robinson (through May 8, 2019) and Laysha Ward. No member of the Compensation Committee was an employee or officer of the Company during 2019 or anytime prior thereto. During 2019, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.
Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 25, 2019.

Compensation and Incentives Committee
Gregg R. Dedrick, Chair
José M. Gutiérrez
Brenda J. Lauderback
Laysha Ward
Corporate Governance and Nominating Committee
Summary of Responsibilities. The primary responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”), which held four meetings in 2019, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, (iv) overseeing the Company's insider trading policy, and (v) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education, reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures, monitoring and overseeing the Corporate Social Responsibility ("CSR") program of the Company which includes receiving periodic reports regarding the Company’s CSR efforts and initiatives, and monitoring and receiving periodic reports regarding the Company’s minority hiring and diversity promotional initiatives. All members of the Governance Committee are independent within the meaning of the Nasdaq listing standards and the rules and regulations promulgated by the SEC. The Governance Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a description of the Governance Committee’s powers, duties and responsibilities, see the charter of the Governance Committee which may be found on the Company’s website at www.dennys.com.
Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.
The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.
Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by November 30, 2019 (120th day before the first anniversary of the date of release of the 2019 Proxy Statement).
In addition, in accordance with the By-laws, stockholders may directly nominate persons for election to the Board at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the By-laws. Please see the “Other Matters – 2021 Stockholder Proposals” section elsewhere in this Proxy Statement for more information.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.
Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.
The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—
whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—
whether the potential nominee is independent, as defined by Nasdaq or other applicable listing standards and SEC rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.
The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.
Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the Governance Committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.
The Company did pay fees to a professional search firm to help identify and evaluate potential nominees for director for 2020.
Board Diversity. The Governance Committee and the Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin, as demonstrated in the circle charts below. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.

Our Board Composition

Succession Planning. Our Board maintains a critical focus on the Company’s succession plans. The Governance Committee has been charged with monitoring and overseeing the process of planning for CEO, senior management, and Board member succession. Under our succession planning process, the Governance Committee identifies and periodically updates the qualities and characteristics it believes are necessary for an effective CEO and senior officers. With these principles in mind, the committee periodically reviews the development and progression of potential internal candidates against these standards. Additionally, under the Company’s CEO emergency succession plans, critical advance planning for contingencies, such as the departure, death, or disability of the CEO or other top executives is set forth so that, in the event of an untimely vacancy, the Company has in place an emergency succession plan to facilitate the transition to both interim and long-term leadership. Equally important is planning for director succession. The Governance Committee periodically reviews the skills, characteristics, attributes and experiences of Board members to assure that the Board possesses the appropriate level of skill, experience and ability necessary to lead and govern the Company effectively.
Board Leadership Structure and Risk Oversight
The Company separates the positions of CEO and Board Chair and has appointed an independent Board Chair. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. The responsibilities of the Lead Director, when applicable, would include (i) regularly meeting (by phone or in person) with the CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members. Our Board has determined that its current structure, with separate CEO and Board Chair roles and an independent Lead Director, if necessary, is in the best interests of the Company and its stockholders at this time.

The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational, compliance and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.
Board Meeting Information
During 2019, there were six meetings of the Board. Each director serving on the Board in 2019 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. At each meeting, the Board holds a regularly scheduled executive session at which only independent directors are present.
Communications Between Security Holders and Board of Directors
Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices set forth above, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual director(s) being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company periodically reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders' views on our policies and practices and other matters of importance to our business.
Board Member Attendance at Annual Meetings of Stockholders
It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All of the directors (with the exception of Mr. Robinson who was unable to attend as a result of a death in his family) attended the 2019 virtual annual meeting of stockholders.
Director Compensation
For a description of the compensation of directors, please see “Executive Compensation – 2019 Director Compensation” elsewhere in this Proxy Statement.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NINE NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the fiscal year 2020, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2019 and 2018 Audit Information
KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 26, 2018 and December 25, 2019. The fees billed in those fiscal years for KPMG’s services to the Company were as follows:

	Year ended		Year ended
	December 26, 2018		December 25, 2019
Audit Fees	$930,000	(1)	$1,025,000	(2)
Audit-Related Fees	62,000		62,000
Tax Fees	16,413		—
All Other Fees	—		—
Total Fees	$1,008,413		$1,087,000
_____________

(1)
Includes additional billing of $80,000 related to the 2018 audit. The billings primarily related to additional audit effort associated with the transition disclosures related to Topic 606 (Revenue Recognition) and Topic 842 (Leases), certain transactions and other matters.

(2)
Includes additional billing of $135,000 related to the 2019 audit. The billings primarily related to additional audit effort associated with refranchising, evaluation of deficiencies, critical audit matters and other matters.

In the above table, in accordance with applicable SEC rules:

•
“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•
“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm for any services not included in the first three categories above.
The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.
Audit Committee’s Pre-approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled Audit Committee meetings. The Chair will report any such decisions at the Audit Committee’s next scheduled meeting. In 2019, the services described above were pre-approved by the Audit Committee pursuant to the policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2020 FISCAL YEAR.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.
As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top-quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.
It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.
In addition, the Board has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.
Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.
We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This is an overview and analysis of the compensation objectives and policies for our named executive officers ("NEOs") and the material compensation decisions we made with respect to these officers for 2019. This information should be read in conjunction with the compensation tables, related narratives, and notes contained in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our NEOs for 2019:

Name	Position
John C. Miller	Chief Executive Officer (Former President and Chief Executive Officer)(1)
F. Mark Wolfinger	President (Former Executive Vice President, Chief Administrative Officer and Chief Financial Officer)(2)
John W. Dillon	Executive Vice President and Chief Brand Officer(3)
Christopher D. Bode	Senior Vice President and Chief Operating Officer
Stephen C. Dunn	Senior Vice President and Chief Global Development Officer
(1) Mr. Miller served as our President and Chief Executive Officer (our principal executive officer) as of the end of our last completed fiscal year. He relinquished the role of President effective February 6, 2020.

(2) Mr. Wolfinger served as our Executive Vice President, Chief Administrative Officer and Chief Financial Officer (our principal financial officer) as of the end of our last completed fiscal year, and was promoted to President effective February 6, 2020.
(3) Mr. Dillon served as our Senior Vice President and Chief Brand Officer as of the end of our last completed fiscal year and was promoted to Executive Vice President and Chief Brand Officer effective February 6, 2020.
The Compensation Discussion and Analysis ("CD&A") is organized as follows:
Executive Summary
Our Business. We are the franchisor and operator of one of America’s largest franchised full-service restaurant chains. As of December 25, 2019, the Denny’s brand consisted of 1,703 restaurants, of which 1,635 (96%) were franchised/licensed restaurants and 68 (4%) were Company operated.

2019 Performance Highlights. At the core of our compensation philosophy and strategy are the goals of compensating and rewarding our executives for performance that is aligned with the Company’s strategic objectives while creating value for our stockholders. Our 2019 Company performance highlights include:

•	Domestic system-wide same-store sales(1) increased 2.0%, comprised of a 1.9% increase at Company restaurants and a 2.0% increase at domestic franchised restaurants.

•	Sold 105 Company restaurants to franchisees to substantially complete our recent refranchising strategy.

•	Operating Income increased 124.1% to $165.0 million.

•	Net Income was $117.4 million, or $1.90 per diluted share.

•	Adjusted EBITDA (2) was $96.8 million.

•	Adjusted Net Income (2) was $47.9 million, or $0.77 per diluted share (2).

•	Adjusted Free Cash Flow (2) was $29.8 million.

•	Allocated $96.2 million toward repurchases of Common Stock.
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(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

(2)
Please refer to reconciliations of Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted Net Income, Adjusted Net Income Per Share, and Adjusted Free Cash Flow in Appendix A to this Proxy Statement.

Our financial and stockholder return results for 2019 and 2017-2019 yielded the following corresponding incentive compensation results:

•	2019 CIP. The achievement of performance goals under our 2019 Corporate Incentive Plan (“CIP”) in excess of target levels for two of three plan metrics resulted in awards earned at 100.0% of target.

•
2017 Long-Term Incentive Program. The 2017 performance share unit ("PSU") awards granted under our 2017 Long-Term Incentive Program ("LTIP"), with a performance period of December 29, 2016 through December 25, 2019, had two equally-weighted metrics of (i) relative total stockholder return (“TSR”) as measured against a peer group, and (ii) Adjusted EBITDA Growth (as described below). The Company's TSR over the three-year performance period was 59.1% and in the 94th percentile compared to the peer group, resulting in the TSR portion of the 2017 PSUs being earned at 150.0% of target. The compound annual growth rate ("CAGR") for the Adjusted EBITDA Growth metric was -1.16% over the three-year performance period, resulting in no payout under the Adjusted EBITDA Growth portion of the 2017 PSU award. Accordingly, the resulting total payout under the 2017 LTIP was approximately 75.0%.
The two metrics highlighted in the charts below represent a stock price measure of relative TSR utilized in our 2017 LTIP and a financial measure of Adjusted EBITDA(1) utilized in our 2019 CIP and in our 2017 LTIP (as Adjusted EBITDA Growth). We believe that these measures demonstrate the positive stock performance of the Company and its financial health, respectively, and that the achievement of these results and the resulting payouts demonstrate a strong link between our pay and performance.

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(1) Please refer to the reconciliation of Adjusted EBITDA in Appendix A to this Proxy Statement.

Our 2019 executive pay mix demonstrates a strong alignment between our executive compensation and the long-term interests of our stockholders. A substantial portion of our executive compensation (as demonstrated by the charts below) is in the form of long-term equity compensation. This structure maintains a high correlation between realized pay and stock price performance, thus aligning the interests of our NEOs with those of our stockholders.

2019 Compensation Structure.

For 2019, based upon management's review of and recommendations regarding our compensation programs, external benchmarking, consultation with its compensation consultants, and consideration of the prior year's "say-on-pay" stockholder vote, which was overwhelmingly in support of our 2018 executive compensation, the Compensation Committee determined that the overall structure and design of the CIP and the LTIP would remain the same for 2019, with the following changes: (i) for the CIP, the Adjusted EBITDA target would reflect the actual timing of units refranchised in connection with the Company's refranchising strategy in 2019, with threshold and maximum ranging from 80% to 120%; and (ii) for the LTIP, (a) a change in the peer group from a customized peer group used in past years to the S&P 600 Consumer Discretionary Index, and (b) an increase in the economic value of awards (by approximately 33% for one year only) to recognize the extra efforts required by the Company's leadership team to ensure successful execution of Denny's refranchising strategy in 2019.

Accordingly, for 2019, the CIP continued to utilize (i) three metrics consisting of Franchised Same-Store Sales, Company Same-Store Sales, and Adjusted EBITDA, (ii) metric weightings of 15%, 25%, and 60%, respectively, and (iii) a Guest Traffic modifier, which could increase or decrease the annual bonus earned under the CIP by 20% if the Guest Traffic metric, as measured over the year, was at least 1% above or below the benchmark performance level.

The 2019 LTIP consisted of (i) 100% PSUs, (ii) a maximum payout of 150%, and (iii) two equally-weighted metrics of Adjusted EPS Growth and TSR relative to industry peers.

Our Compensation Structure Reflects Best Practices. The Company diligently listens to its stockholders and monitors and adopts best practices in its compensation structure and related areas of corporate governance. We believe that the following compensation and governance practices reflect "best practices” and are integral parts of our compensation philosophy:

Executive Compensation Practices
What We Do:		What We Don’t Do:
✓	We pay for performance.	✗	There are no employment agreements with our NEOs or other senior officers.
✓	We benchmark executive compensation against survey data and a peer group.	✗
No tax gross-ups are provided, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program or as a part of a new hire inducement package.

✓
We have adopted robust stock ownership guidelines for each of our Company’s officers (vice presidents and above) and non-employee directors, which are described further under "Compensation and Corporate Governance Best Practices - Stock Ownership Guidelines."
✗
No special retirement benefits are provided to NEOs, other than their participation in a 401(k) plan (on the same basis as other employees) or nonqualified deferred compensation plan (which is limited to certain salaried employees).

✓	We have a compensation clawback policy applicable to the NEOs and other senior officers.	✗
Executive officers, employees and directors are not permitted to engage in hedging transactions such as prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls or other derivatives relating to the Company’s securities under our anti-hedging policy.

✓	More than half of NEO compensation is performance-based.	✗	Executive officers and directors, except under limited circumstances, are not permitted to hold Company securities in a margin account or pledge Company securities as collateral for a loan.
✓	Our LTIP is solely composed of PSUs that vest based on achievement of key performance metrics.	✗	No dividend equivalents are paid on awards unless they vest and performance goals are attained.
✓	The Compensation Committee retains an independent compensation consultant.	✗	No repricing of stock options (or cash buyouts of stock options) occurs without stockholder approval.
✓
Change in control severance benefits for NEOs are “double-trigger”, which requires that both a change in control event and a qualifying termination within a specified period following the change in control occur in order for the benefits to be paid out.

Our NEOs and Directors (On Average) Own Company Stock in Excess of Our Stock Ownership Guidelines. Our NEOs and outside directors (on average) have satisfied our stock ownership requirements as demonstrated in the chart below:
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(1)	Actual share multiple as of February 28, 2020, based upon the 50-day average trading price per share of Denny's Common Stock of $20.37.

(2)	Required stock ownership/retention levels for directors and executive officers are based upon the following multiples:

Multiple
Directors and CEO	5 X cash board retainer / base salary
President and Executive Vice Presidents	3 X base salary
Senior Vice Presidents and Vice Presidents	1 X base salary
For more information regarding our stock ownership guidelines applicable to the NEOs and directors, see "Compensation and Corporate Governance Best Practices - Stock Ownership Guidelines" in this CD&A.
Consideration of Last Year’s Say-On-Pay Vote
At the 2019 annual meeting of stockholders, 98.9% of the votes cast approved the compensation of our NEOs, as discussed and disclosed in the 2019 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of the 2019 advisory say-on-pay vote, the Compensation Committee concluded that the compensation paid to our NEOs and the Company’s overall pay practices have strong stockholder support.
In light of the strong stockholder support of the compensation paid to our NEOs as evidenced by the results of the 2019 advisory say-on-pay vote, the Compensation Committee decided to retain our general approach to executive compensation in 2020. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.
At the 2017 annual meeting of stockholders, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board determined to continue having an advisory vote on executive compensation every year until the next required advisory vote on the frequency of stockholder votes on the compensation of executive officers, which will occur at the 2023 annual meeting of stockholders.
Compensation Objective and Design
The Compensation Committee has developed compensation programs for the Company’s NEOs with guidance and analysis from its independent consultant, Pearl Meyer. The overall design objectives of our compensation programs are to attract, develop, motivate and retain top-quality leadership talent, while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Compensation Committee reviews market survey data, proxy statements filed by our restaurant peer group companies, and industry compensation practices.
The Company’s incentive strategy is designed to be integrated across different time frames, performance metrics, and types of payout. The goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the applicable fiscal year. Longer-term equity incentives reward executives for stock price performance relative to the Company’s peer group and earnings growth over a three-year period.
During 2019, executive officers were provided with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive opportunities (bonus) through the CIP, (iii) long-term equity incentives through awards granted under the LTIP, and (iv) other benefits that generally are available to other salaried employees, together with limited perquisites. Each of these compensation elements is described and analyzed in further detail in the tables and narrative that follow. Additionally, under limited circumstances, discretionary bonuses and other awards may be utilized to recognize individual performance or for inducement during the hiring process. Such awards are intended to reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation. The Compensation Committee generally targets market median along with the consideration of other factors when determining the appropriate level and amount of these compensation elements for each of our executive officers.

Compensation Element	Description	Objectives/ Performance Linkage	Performance Time Horizon
Base Salary	Fixed portion of cash compensation	Provide competitive compensation for day-to-day responsibilities and performance	Salary levels are based on individual performance sustained over a substantial period of time
Annual Cash Incentives (CIP or Bonus)	Cash payments based on the Company’s achievement of certain financial and operating performance targets	Provide incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are based on annual Company performance
Long-Term Equity Incentives	PSUs vest based on the Company’s TSR vs. peer companies’ TSR and the achievement of a key financial performance target related to earnings growth
Directly align executive interests with the long-term success of the Company (as measured by stock price appreciation and earnings growth) and provide incentive for key leadership talent to remain with the Company
PSUs vest over a 3-year period providing an aligned, long-term link to stock price performance and financial results
Benefits and Perquisites
Retirement, health care, and other benefits designed to provide financial safeguards to executives; relocation benefits designed to assist with moves necessitated by an executive's employment at Denny's; perquisites such as telecommunication allowances that have a direct business use

Provide health care and financial security benefits to our executive officers similar to those provided to all of our management employees; allow executives to focus on
Company business without incurring significant personal expense; provide market competitive package to recruit and retain executive talent
Most benefits are provided to all salaried employees on essentially the same terms, with a retentive purpose; some benefits vary among levels of salaried employees

Role of Peer Companies and Competitive Market Data
To assist in evaluating and determining competitive levels of compensation for the various elements of executive pay in 2019, the Compensation Committee reviewed and considered various sources of data which included:

•
Published compensation surveys (covering the chain restaurant industry) and public and private executive compensation surveys specific to the retail and food services industry, which provide aggregated information on base salary, total cash compensation (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for various executive positions.

•
Data from proxy statements collected and analyzed from a peer group of 14 restaurant companies operating in the family dining, casual and quick service segments, as further described below under "How Peer Companies are Determined." This restaurant peer group consisted of the following companies:

BJ’s Restaurants, Inc.	Dine Brands Global, Inc.	Red Robin Gourmet Burgers, Inc.
Bojangles', Inc. (1)	El Pollo Loco Holdings, Inc.	Sonic Corp.(2)
Brinker International, Inc.	Fiesta Restaurant Group, Inc.	Texas Roadhouse, Inc.
Cracker Barrel Old Country Store, Inc.	Jack in the Box, Inc.	The Cheesecake Factory Incorporated
Del Taco Restaurants, Inc.	Nathan's Famous, Inc.
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(1)	Became privately-held effective January 2019.

(2)	Became privately-held effective December 2018.
The Compensation Committee determined for 2019, like 2018, that it would utilize a separate peer group to measure the relative TSR performance in the 2019 LTIP. For more information regarding the 2019 TSR Peer Group, see the "Long-Term Equity Incentives" section in this CD&A.
How Peer Companies are Determined. The Compensation Committee, in September 2018, reviewed the peer group utilized in 2018 and determined that the only adjustment to this peer group for 2019 would be the elimination of companies that had been acquired or had gone "private" prior to such meeting, resulting in the peer sample size of 14 companies set forth above.

We have developed this peer group for compensation purposes according to the following multiple selection criteria:
•Global Industry Classification Standard code sub-industry: Restaurant companies
•Franchised organization: Target restaurants with franchised sales representing a large portion of system-wide sales/units
•Annual system-wide sales: Ranging from approximately one-third to three times Denny’s annual system-wide sales
•Market capitalization: Ranging from approximately one-fifth to five times Denny’s market capitalization
•Direct competitors: For business and management talent
Why We Use System-Wide Sales and Not Corporate Revenues When Selecting Peer Companies. We believe system-wide sales is the best measure of company size and complexity for a highly-franchised business model like ours. Although we do not own and operate most of the Denny's restaurants, we do own the Denny’s brand, develop and help execute the overall strategy for the entire system of Denny’s restaurants, manage all research and development with respect to menu offerings, pricing and restaurant décor, provide site selection and restaurant development services to our franchise partners, and guide and recommend the adoption of technology, work processes, and staffing models that positively affect the customer experience over our entire system of restaurants. Our corporate revenue alone does not capture the full scope and complexity of effectively managing the Denny's organization. Furthermore, we compete for talent with companies of comparable size, regardless of their business model (company-owned vs. franchised), and therefore, believe system-wide sales is the proper basis for selecting peer companies for compensation benchmarking purposes. However, as mentioned above, we also consider other important measures when selecting our restaurant peer group, including industry focus, business model, and market capitalization.
Use of Competitive Market Data. The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and that are aligned with survey-based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market appropriate and performance aligned. Benchmark data is only one of many factors that we consider when making pay determinations. Other important factors include, but are not limited to, Company performance, individual executive performance, internal equity among our leadership team, executive tenure, retention priorities, and succession planning. The Compensation Committee annually analyzes tally sheets for each NEO (as further described in the “Compensation and Incentives Committee” section of this Proxy Statement). This review helps ensure that (i) executive compensation decisions are aligned with stockholder interests, (ii) termination provisions are appropriate and aligned with market practices, and (iii) the value of executive share holdings and unvested incentives aligns with changes in stockholder value.
Base Salary
How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market information, experience, tenure with the Company, individual performance, and internal pay equity. The Compensation Committee annually reviews the performance and scope of responsibility of our NEOs to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and peer proxy data.
Salary Adjustments for 2019. There were no adjustments to the base salaries of our NEOs in fiscal year 2019 other than an increase to the base salary of Mr. Dillon (from $367,000 to $385,000) in connection with his promotion to Senior Vice President, Chief Brand Officer.
Annual Cash Incentives
2019 Corporate Incentive Plan
For fiscal year 2019, the Compensation Committee adopted the Company’s 2019 CIP, which provided our non-operations management and staff, including each of our NEOs, with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives. The 2019 CIP was comprised of three metrics: (i) Franchised Same-Store Sales, (ii) Company Same-Store Sales, and (iii) Adjusted EBITDA. The goals utilized for the Franchised and Company Same-Store Sales metrics were based upon percentage increases as compared to the prior year. The 2019 CIP also continued the use of a modifier that could increase or decrease a participant’s annual earned bonus by 20% if the Guest Traffic metric, as measured over the year, was at least 1% above or below the benchmark performance level.

Target Incentive Opportunities. Under the 2019 CIP, each of our NEOs was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his base salary earned during fiscal year 2019, with the percentage varying depending on his position. Target Awards were determined for participants based upon a review of competitive market practices and internal equity, including published survey data and proxy information from our restaurant peer group. The Target Awards for 2019 for Messrs. Miller, Wolfinger, Dillon, Bode and Dunn were 100%, 90%, 70%, 70% and 70% of their respective base salaries earned during fiscal year 2019.
Performance Goals for 2019 Incentives. As noted above, the payouts under the 2019 CIP could be earned by our NEOs based on the Company’s achievement of pre-established goals under three performance criteria, in addition to a 20% modifier. The amount of actual bonus earned could range from 0% of the Target Award, if performance fell below threshold goals, to a maximum of 200% of the Target Award, if maximum performance goals were met or exceeded. The performance goals and the levels of associated payouts for 2019 were as follows:
2019 CIP Performance Formula

	At Threshold		At Target		At Maximum
	Performance Goal	Payout (1)	Performance Goal	Payout (1)	Performance Goal	Payout (1)

Franchised Same-Store Sales (2)	0.0%	7.5%	+1.6%	15%	+5.0%	30%
Company Same-Store Sales (2)	0.0%	12.5%	+2.3%	25%	+5.0%	50%
Adjusted EBITDA (3)	$76.8MM	30.0%	$96.0MM	60%	$115.2MM	120%
Total (4)		50.0%		100%		200%
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(1)	As a percentage of a participant’s Target Award.

(2)	Based upon percentage increases as compared to the prior year.

(3)	Please refer to the reconciliation of Adjusted EBITDA in Appendix A to this Proxy Statement.

(4)	Actual results that fall between threshold, target, and maximum performance levels are interpolated to compute payout amounts.
2019 Performance Results. Based upon actual 2019 performance results, achievement of the performance goals relating to Franchised Same-Store Sales and Adjusted EBITDA were slightly above target levels and Company Same-Store Sales was slightly below target level but above threshold level. Accordingly, as shown in greater detail in the table below, a total payout of 100.00% of each NEO’s total Target Award was earned for 2019. For 2019, the Guest Traffic metric was -0.4% as compared to a benchmark performance level of -1.0% to +1.0%. As a result, the Guest Traffic modifier was not triggered, and payouts to our NEOs were based solely on the performance goals described above.
Considering the actual performance results for 2019 as shown in the table below, the Compensation Committee approved incentive awards for our NEOs equal to 100.0% of their respective Target Awards. The following two tables set forth (i) the actual results and related payout percentage of each 2019 CIP metric and (ii) the total target opportunity, annual Target Award, and actual payout to each of our NEOs under the 2019 CIP.

2019 CIP Metric	Actual Results	Payout% (at Target) (1)	Payout% (Actual Results) (1)
Franchised Same-Store Sales	+2.0%	15%	16.8%
Company Same-Store Sales	+1.9%	25%	20.7%
Adjusted EBITDA (2)	$96.8MM	60%	62.5%
Total All Metrics		100%	100.0%

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(1)	As a percentage of a participant’s Target Award.

(2)	Please refer to the reconciliation of Adjusted EBITDA in Appendix A to this Proxy Statement.

Executive Officer	Target Opportunity (1)	Annual Target Award (2)	Actual Payout (3)
John C. Miller	100%	$900,000	$900,000
F. Mark Wolfinger	90%	$495,000	$495,000
John W. Dillon	70%	$269,016	$269,016
Christopher D. Bode	70%	$268,100	$268,100
Stephen C. Dunn	70%	$253,400	$253,400
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(1)	As a percentage of a participant’s base salary earned during fiscal year 2019.

(2)	The Annual Target Award is based upon the NEO's base salary earned during the year and reflects changes, if any, to their base salaries during fiscal 2019 pursuant to the terms of the 2019 CIP.

(3)
For Mr. Dillon, the actual payout amount reflects pro-rated adjustments to his individual Target Awards pursuant to the terms of the 2019 CIP as a result of the changes to his base salary during fiscal year 2019.

Long-Term Equity Incentives
Overview. A key component of the total compensation package of our executive officers is a long-term equity incentive program designed to meet the following objectives:

◦	Reward long-term Company profitability and growth

◦	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders

◦	Offer competitive awards aligned with market practice

◦	Promote stock ownership among executives

◦	Encourage a long-term perspective among executive officers

◦	Provide an incentive for executives to remain with the Company
Long-Term Incentive Design for 2019. The Compensation Committee approved an LTIP structure for 2019 that supports the Company’s strategic business goals, aligns participants' interests with those of our stockholders, and improves the competitiveness of the Company’s total executive compensation package. In the process, it determined that the 2019 LTIP design would remain very similar to the 2018 design with the exception of changing the peer group from a customized peer group utilized in past years to the S&P 600 Consumer Discretionary Index. Accordingly, for 2019, the LTIP features continue to include: (i) two equally-weighted performance metrics (Adjusted EPS Growth and TSR compared to a peer group); (ii) a maximum payout available under the program of 150%; and (iii) an LTIP award granted in PSUs that settle 100% in shares of Common Stock.
Fiscal Year 2019 Long-Term Incentive Grants. The Compensation Committee approved LTIP grants to selected employees, including our NEOs, in the first quarter of 2019, consistent with past practice. When considering the 2019 LTIP grants, the Compensation Committee started with an intended target value for each executive officer, which was based on a percentage of his or her base salary. For 2019, to recognize the extra efforts required by the Company's leadership team to ensure successful execution of Denny's refranchising strategy in 2019, the economic values of awards were increased by approximately 33% for one year only. Consequently, the target values for 2019 LTIP grants to the NEOs, as a percentage of their respective base salaries, were as follows: Mr. Miller, 317%; Mr. Wolfinger, 175%; and Messrs. Dillon, Bode and Dunn, each 135%.
The target value of each 2019 PSU award was granted with (i) fifty percent (50%) earned based on the results of the Company’s TSR as compared to its peer group set forth below and (ii) fifty percent (50%) earned based on the results of the Adjusted EPS Growth metric versus plan.
As more fully described below, the target number of PSUs may be earned from 0% to 150% of target based on the results of the two metrics over a three-year performance period. Once earned, the PSUs convert to and are settled in shares of Denny’s Common Stock on a one-for-one basis, net of shares withheld for tax withholding. The LTIP grants provide our NEOs with incentives to achieve earnings targets and create stockholder value, and also encourage executive retention and promote stock ownership.
For more information regarding 2019 LTIP grants to our NEOs, please see the “2019 Grants of Plan-Based Awards” in this Proxy Statement. As indicated above, each 2019 LTIP award was granted with two equally-weighted metrics of relative TSR and Adjusted EPS Growth, which we call "TSR PSUs" and "Adjusted EPS PSUs" for purposes of clarity with the description of the metrics of each 2019 PSU Award below.
TSR Performance Share Units. TSR PSUs are earned based on the Company’s TSR over a three-year period relative to peer companies’ TSR performance, with no payout if relative TSR performance is below a threshold amount.
Payouts of the TSR PSUs will be between 0% and 150% of target and will be earned based on the Company’s TSR ranking relative to the Company’s TSR Peer Group (listed below) over the three-year performance period beginning on December 27, 2018 and ending on December 29, 2021 (the Company’s fiscal years 2019, 2020, and 2021). TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:
TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price*
*A 20-day trading average closing price per share will be used to determine the beginning and ending stock prices for the Company and its peer group.

The Company’s TSR performance ranking compared to its TSR Peer Group (described below) at the end of the three-year performance period determines the payout level as shown below:

Degree of Performance	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target (1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

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(1)	Payouts are interpolated between payout levels.

TSR Peer Group. Denny's TSR performance will be measured against the TSR of the S&P 600 Consumer Discretionary Index at the end of the three-year performance period to determine the payout level.

The TSR Peer Group is a "closed group" (includes only companies that were members of the index at the beginning of fiscal year 2019) and no new companies will be added to the peer group during the performance period (and any companies leaving the index after the beginning of fiscal year 2019 will continue to be included as part of the TSR peer group except as described in the following sentence). Pursuant to the terms of the 2019 LTIP, in order to be counted in the TSR calculation, a company must be a publicly-traded company at the beginning and at the end of the performance period.

Adjusted EPS Performance Share Units. Adjusted EPS PSUs are earned based on the results of the Adjusted EPS Growth metric during the same three-year performance period used for the TSR PSUs. The Adjusted EPS Growth metric compares the average year-over-year growth rate of the Company’s Adjusted EPS over the three-year performance period and will be calculated as described below. The number of Adjusted EPS PSUs earned will be an amount between 0% and 150% of target based on the Company's Adjusted EPS Growth performance at threshold (50%), target (100%), or maximum (150%) payout levels over the performance period. Linear interpolation is used to determine payouts for performance that falls between the designated levels of targeted performance. For purposes of the 2019 LTIP, Adjusted EPS is defined as the Company's earnings (Net Income) adjusted to exclude losses on sales of assets and other items, net of taxes, divided by the fully diluted shares of the Company's common stock outstanding as defined by the Compensation Committee.

We believe the specific performance goals relating to Adjusted EPS Growth are confidential, and that their disclosure would result in competitive harm to the Company. When the Adjusted EPS Growth goals were established, the Compensation Committee believed that they were challenging but achievable based upon a review of the Company's performance and its business goals and objectives for the performance period. The actual Adjusted EPS Growth rate targets utilized in the Company's 2019 LTIP (including performance against such goals) will be disclosed in the Company's proxy statement in the year following the end of the performance period.

2017 LTIP Performance Results, Payout and Deferral. The three-year performance period under the 2017 LTIP concluded on December 25, 2019. The Company’s TSR for this period was 59.1% and in the 94th percentile compared to the peer group (described on page 22 of the 2018 Proxy Statement), resulting in TSR achieved at 150.0% of target (based on the same scale as used for the 2019 PSU awards). Under the terms of the 2017 LTIP, the CAGR for the Adjusted EBITDA Growth metric was calculated by comparing the ending Adjusted EBITDA for 2016 with the ending Adjusted EBITDA for 2019 (please refer to the reconciliation of Adjusted EBITDA in Appendix A to this Proxy Statement) with payout levels determined as shown in the following table:

Degree of Performance	Denny’s Adjusted EBITDA CAGR	Payout as a % of Target Award of Adjusted EBITDA PSUs (1)
Below Threshold	<3.00% growth	0%
Threshold	3.00% growth	50%
Target	5.00% growth	100%
Maximum	7.00% growth	150%

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(1) Linear interpolation utilized to determine payouts which fall between given points on this scale.

This calculation resulted in a below-threshold CAGR growth rate of -1.16% for the performance period and a resulting payout of 0% as to this metric.

Accordingly, aggregate 2017 LTIP performance resulted in a payout of approximately 75.0% of target. The payouts to our NEOs were as follows:

Executive Officer	Target Adjusted EBITDA Growth Metric	Target TSR Metric	Earned PSUs(1)	Earned PSUs Paid Out (2)	Earned PSUs Deferred (3)
John C. Miller	98,860	92,193	138,290	138,290	-
F. Mark Wolfinger	26,962	25,144	37,716	37,716	-
John W. Dillon	13,969	13,027	19,541	19,541	-
Christopher D. Bode	15,407	14,368	21,552	21,552	-
Stephen C. Dunn	14,585	13,602	20,403	16,323	4,080

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(1)	Reflects 150% achievement of the Target TSR metric of the 2017 PSUs.

(2)	PSUs are payable on a one-for-one basis in shares of Common Stock, net of shares withheld for tax withholding.

(3)	Reflects PSUs that were deferred pursuant to the Deferred Compensation Plan and are payable on a one-for-one basis in Denny's Common Stock upon the NEO's termination of service.

For a further description of the 2017 LTIP, see pages 25-26 of the Company's 2018 Proxy Statement.

Benefits and Perquisites
In General. The Company’s executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, our NEOs also participate in a non-qualified savings plan intended to allow them to contribute to a deferred compensation plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401(k) retirement plan. Our NEOs also receive certain perquisites, including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value, and are consistent with those of restaurant companies and other companies of similar size.
401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) plan, to which participants are able to elect to contribute up to 25% of their compensation. For 2016, the plan was amended and restated to incorporate a "safe harbor" plan design, which included changes to participant eligibility, Company contribution amounts and vesting. As a result, in 2016, the Company began matching up to a maximum of 4% of compensation deferred by participants. Prior to 2016, we made matching contributions of up to 3% of compensation deferred by the participant.
Deferred Compensation Plan. A non-qualified deferred compensation plan is offered to certain employees. This plan allows participants to defer up to 50% of their annual salary and up to 75% of their bonus, on a pre-tax basis. Also, in 2017, we began to permit certain officers to defer under this plan all or a portion of their awarded PSUs that vest under the LTIP.
Prior to 2016, we made matching contributions of up to 3% of compensation deferred by the participant under the non-qualified deferred compensation plan due to the fact that our executives, in accordance with IRS limits, were unable to receive the Company's matching contribution under the 401(k) plan. As of the beginning of 2016, matching contributions are no longer available under the deferred compensation plan since executive officers are permitted to receive matching contributions under the 401(k) plan with the "safe harbor" plan design. For more information regarding the deferral of compensation under the Company's deferred compensation plan for our NEOs, please see the "2019 Nonqualified Deferred Compensation" in this Proxy Statement.

Post-Termination Payments
In General. All of our executive officers participate in the Denny’s Corporation Amended and Restated Executive and Key Employee Severance Pay Plan (the “Severance Plan”). The Severance Plan was originally adopted in January 2008 and was last amended and restated on May 9, 2017. The Severance Plan provides severance payments and benefits to our NEOs in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions: (i) the Company's chief executive officer, president and any executive vice presidents are entitled to an enhanced lump sum severance payment equal to two times base salary and CIP target bonus plus health benefits for 24 months, and (ii) the Company's senior vice presidents receive a lump sum payment equal to one times base salary and CIP target bonus. Two events (i.e., a "double trigger") must take place – a change in control of the Company and a qualifying associated termination of the employee – before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation without good reason).
We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in the market in which we compete for executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for our NEOs are discussed further under the section entitled “Summary of Termination Payments and Benefits” in this Proxy Statement.
Compensation and Corporate Governance Best Practices
Stock Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines were originally effective January 25, 2011, later amended and restated as of January 1, 2014 and January 1, 2015, and most recently amended effective January 31, 2017 to (i) increase the ownership multiples of our CEO (to five times base salary), non-employee directors (to five times their annual cash retainer), and executive vice presidents (to three times base salary); and (ii) add an ownership requirement for all vice presidents of the Company.
Required stock ownership levels are the lesser of (1) a number of shares with an aggregate fair market value (based upon the current 50-day average closing price per share of Denny's Common Stock) equal to or greater than the value of an individual’s current base salary or annual cash Board retainer times his or her designated multiple set forth below or (2) a fixed number of shares determined (as of the later of January 1, 2015, the effective date of the January 1, 2015 stock ownership guidelines amendment and restatement, or the date on which an individual becomes subject to the guidelines) by multiplying an individual’s current base salary or annual cash Board retainer times his or her designated multiple and dividing the product by the 200-day average closing price per share of Denny's Common Stock.
Required stock ownership/retention levels for directors and officers is based upon the following multiples(1):

Multiple
Directors and CEO	5 X cash board retainer / base salary
President and Executive Vice Presidents	3 X base salary
Senior Vice Presidents and Vice Presidents	1 X base salary

_____________________

(1)	Any executive officer who is also a member of the Board will be required to maintain the ownership level set for his or her executive officer position.

Each officer and director is expected to attain and thereafter maintain his or her required stock ownership level within five years from the later of January 1, 2015 or the date on which such officer or director becomes subject to the guidelines. Once a required ownership level is attained, an individual is expected to maintain such level. Any officer or director who has not attained and maintained his or her stock ownership level within the five-year compliance period will not be permitted to sell Company stock received from the Company until the required level is attained and maintained.
Compensation Clawback Policy. The Company has a compensation clawback policy for NEOs and certain other key employees that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than base salary. In the event of a restatement of the Company’s previously-issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee has discretion to direct the Company to recover from one or more current or former NEOs and certain other key employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results.

Anti-Hedging Policy. Directors, executive officers and other employees are prohibited from engaging in hedging transactions with respect to our securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director, executive officer or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

Anti-Pledging Policy. The Company has a policy that prohibits executive officers and directors (except under limited circumstances) from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

2019 Summary Compensation Table
The following table sets forth the compensation paid to, or earned by, the Company’s NEOs for the fiscal years shown below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John C. Miller	2019	900,000	3,313,698	(1)	900,000	(2)	30,180	(3)	5,143,878
Chief Executive Officer (Former President	2018	896,154	2,474,976		606,719		24,400		4,002,249
and Chief Executive Officer)	2017	871,154	2,406,245		500,042		32,394		3,809,835
F. Mark Wolfinger	2019	550,000	1,117,947	(1)	495,000	(2)	30,180	(3)	2,193,127
President (Former Executive Vice President,	2018	546,154	687,478		332,784		29,946		1,596,362
Chief Administration Officer and Chief	2017	525,000	656,257		271,215		30,040		1,482,512
Financial Officer)
John W. Dillon	2019	385,000	603,700	(1)	269,016	(2)	24,412	(3)	1,282,128
Executive Vice President and	2018	365,154	366,997		173,053		23,374		928,578
Chief Brand Officer	2017	336,154	340,005		135,067		19,052		830,278
Christopher D. Bode	2019	383,000	600,543	(1)	268,100	(2)	23,786	(3)	1,275,429
Senior Vice President and	2018	381,769	382,988		180,927		29,257		974,941
Chief Operating Officer	2017	372,692	375,006		149,748		22,100		919,546
Stephen C. Dunn	2019	362,000	567,629	(1)	253,400	(2)	24,384	(3)	1,207,413
Senior Vice President and Chief	2018	360,923	361,988		171,048		23,714		917,673
Global Development Officer	2017	351,154	355,006		141,094		21,854		869,108
____________

(1)
The amounts reflect the grant date fair value of PSUs granted pursuant to our 2019 LTIP determined in accordance with FASB Accounting Standards Codification 718, "Compensation-Stock Compensation" ("FASB ASC 718"). Each 2019 LTIP award was granted with two equally weighted metrics of relative TSR and Adjusted EPS Growth. The target number of PSUs granted to Messrs. Miller, Wolfinger, Dillon, Bode and Dunn was 174,176, 58,762, 31,732, 31,566 and 29,836, respectively. The values of the awards at the grant date, assuming that the highest level of performance conditions will be achieved, is $4,970,548, $1,676,921, $905,552, $900,815 and $851,445 for Messrs. Miller, Wolfinger, Dillon, Bode and Dunn, respectively. Additional information regarding the 2019 LTIP can be found in the CD&A. Details on the valuation and terms of these awards can be found in Note 14 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 24, 2020.

(2)	The amounts include performance-based bonuses earned under the 2019 CIP. Refer to the CD&A for more information regarding the 2019 CIP.

(3)
The amounts for Messrs. Miller, Wolfinger, Dillon, Bode and Dunn include Company contributions to their 401(k) accounts of $11,400, $11,400, $13,632, $13,006 and $13,604, respectively. The amounts also include the following perquisites: a car allowance of $18,000, $18,000, $10,000, $10,000 and $10,000 for Messrs. Miller, Wolfinger, Dillon, Bode and Dunn, respectively, and a telecommunications allowance of $780 for each of Messrs. Miller, Wolfinger, Dillon, Bode and Dunn.

2019 Grants of Plan-Based Awards
The following table sets forth information concerning each grant of awards made to NEOs in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Miller		450,000	900,000	1,800,000
	1/29/19				87,088	174,176	261,264	3,313,698
F. Mark Wolfinger		247,500	495,000	990,000
	1/29/19				29,381	58,762	88,143	1,117,947
John W. Dillon		134,508	269,016	538,032
	1/29/19				15,866	31,732	47,598	603,700
Christopher D. Bode		134,050	268,100	536,200
	1/29/19				15,783	31,566	47,349	600,543
Stephen C. Dunn		126,700	253,400	506,800
	1/29/19				14,918	29,836	44,754	567,629
____________

(1)
Reflects threshold, target and maximum payout levels of performance-based bonuses awarded pursuant to the Company’s 2019 CIP under the 2017 Omnibus Incentive Plan. The actual amounts earned by each of the NEOs in 2019 are reported in the Non-Equity Incentive Plan Compensation column in the 2019 Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.

(2)
Reflects threshold, target and maximum payout levels of PSUs that may be earned contingent on the results of the 2019 LTIP granted under the 2017 Omnibus Incentive Plan. Refer to the CD&A for more information regarding the 2019 LTIP.

(3)	The grant date fair value of awards is determined pursuant to FASB ASC 718.

2019 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each NEO outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
John C. Miller						218,684	(2)	4,428,351
						261,264	(3)	5,290,596
F. Mark Wolfinger	6,884	(1)	—	3.89	2/1/2021
						60,744	(2)	1,230,066
						88,143	(3)	1,784,896
John W. Dillon	8,900	(1)	—	3.89	2/1/2021
						32,428	(2)	656,667
						47,598	(3)	963,860
Christopher D. Bode						33,827	(2)	684,997
						47,349	(3)	958,817
Stephen C. Dunn						31,985	(2)	647,696
						44,754	(3)	906,269
______________

(1)	The options were granted on February 1, 2011 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(2)
Reflects the number of shares of Denny's Common Stock that may be earned by the NEO pursuant to our 2018 LTIP. These PSUs will be earned and will vest (from 0% to 150% of the target award) based on the results of two equally-weighted performance metrics (Adjusted EBITDA Growth and TSR compared to a peer group) at the end of a three-year performance period ending on December 30, 2020. The number of shares reported is based on our actual performance results through the end of fiscal 2019 under the applicable performance measures and assuming that the payout will occur at the next highest level (threshold, target or maximum).

(3)
Reflects number of shares of Denny's Common Stock that may be earned by the NEO pursuant to our 2019 LTIP. These PSUs will be earned and will vest (from 0% to 150% of the target award) based on the results of two equally-weighted performance metrics (Adjusted EPS Growth and TSR compared to a peer group) at the end of a three-year performance period ending on December 29, 2021. The number of shares reported is based on our actual performance results through the end of fiscal 2019 under the applicable performance measures and assuming that the payout will occur at the next highest level (threshold, target or maximum). Additional information regarding the 2019 LTIP can be found in the CD&A.

(4)	Reflects the value as calculated using the closing price per share of our Common Stock as of December 24, 2019 ($20.25), the last business day prior to the end of our last completed fiscal year.

2019 Option Exercises and Stock Vested
The following table sets forth information concerning each exercise of stock options and vesting of stock awards (PSUs) during the last completed fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)		Value Realized on Vesting ($) (2)
John C. Miller	—	—	138,290		2,800,373
F. Mark Wolfinger	253,816	4,667,484	37,716		763,749
John W. Dillon	—	—	19,541		395,705
Christopher D. Bode	—	—	21,552		436,428
Stephen C. Dunn	—	—	20,403	(3)	413,161
______________

(1)
The amounts in these columns reflect stock options exercised by the NEOs pursuant to our various equity plans. Mr. Wolfinger exercised a number of his outstanding options during 2019. The dollar amount reflected in the column is equal to the aggregate value of the difference in the exercise price per share of the option award and the market value of Denny's Common Stock per share at the time of exercise for each respective option award exercised.

(2)	Reflects the amount and dollar value of PSUs that vested under our 2017 LTIP.

(3)
Under the terms of the Deferred Compensation Plan, certain employees may defer up to 100% of the PSUs earned under the 2017 LTIP. Mr. Dunn elected to defer 20%, or 4,080 PSUs, that vested under the 2017 LTIP. The terms of the deferral are described below under "2019 Nonqualified Deferred Compensation."

2019 Nonqualified Deferred Compensation
The following table sets forth information with respect to the Company’s Deferred Compensation Plan, which provides for the deferral of compensation for the NEOs that is not tax-qualified.

Name	Executive Contributions in Last FY ($)		Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
John C. Miller	3,462	(1)	2,477,232	—	13,226,034
F. Mark Wolfinger	—		68,180	—	546,592
John W. Dillon	15,824	(1)	60,197	—	294,928
Christopher D. Bode	—		—	—	—
Stephen C. Dunn	82,760	(1)	436,931	17,415	2,163,691
_____________

(1)
The executive contributions for Messrs. Miller, Dillon and Dunn include amounts of $3,462, $15,824 and $140, respectively, related to deferred salary and/or bonus that are reported in the 2019 rows of the 2019 Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns. The executive contributions for Mr. Dunn also include the grant date fair value of 4,080 deferred PSUs, awarded to him pursuant to our 2017 LTIP. The aggregate grant date fair value of his 2017 PSUs is reported in the 2017 row of the 2019 Summary Compensation Table under the “Stock Awards” column. The PSUs were earned on December 25, 2019 and the value reported in this table is based on the closing price per share of our Common Stock on December 24, 2019 ($20.25), the last business day prior to the end of our last completed fiscal year.

(2)	None of the amounts in this column have been reported in the Summary Compensation Tables for prior fiscal years.

(3)
Aggregate balances as of December 25, 2019 include the following amounts that were previously reported as compensation to the NEOs in the Summary Compensation Table for years prior to 2019: $1,256,828 for Mr. Miller (2011-2018), $479,785 for Mr. Wolfinger (2006-2015), $28,780 for Mr. Dillon (2016-2018) and $269,940 for Mr. Dunn (2013-2018). The aggregate balances for Messrs. Miller and Dunn also include the value of deferred PSUs. The original grant date fair value of the deferred PSUs reported as compensation in the Summary Compensation Table for years prior to 2019 was $4,162,518 and $386,011 for Messrs. Miller and Dunn, respectively.

The Deferred Compensation Plan allows eligible employees to defer current compensation on a pre-tax basis. Effective March 1, 2017, certain eligible employees may also defer PSUs that are earned by the employee pursuant to his or her performance award under the LTIP, which performance award provides the employee with the ability to earn shares of our Common Stock under our equity incentive plans if the performance goals set forth in the performance award are met. Participation in the Deferred Compensation Plan is limited to a select group of management or highly compensated employees of Denny’s, Inc.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of his or her base salary and up to 100% of his or her annual bonus (effective January 1, 2018, up to 75% of annual bonus), on a pre-tax basis. A participant may defer up to 100% of the PSUs that are earned by the participant under the LTIP. Discretionary contributions may be made to the Deferred Compensation Plan, but none are currently made, and, prior to January 1, 2016, matching contributions were made to the Deferred Compensation Plan. Deferrals of base salary and bonus will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. A participant’s PSU deferrals are credited after the PSUs are earned to an account as units, with each unit equivalent in value to one share of our Common Stock. Deferral elections as to base salary and bonus will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period. A new deferral election is required with respect to each deferral of PSU awards.

The portion of the participant’s account that consists of cash compensation deferrals will be credited with earnings and losses based on the investment options selected by the participant. Dividend equivalents on PSUs are credited to the participant’s account and may be invested in the same manner as cash deferrals under the Deferred Compensation Plan. A participant may request a change in allocation of an account balance or future deferrals at any time.

A participant is at all times 100% vested in his or her elective deferrals of cash compensation and earnings thereon. Discretionary contributions and earnings thereon become vested as determined by the committee appointed to administer the Deferred Compensation Plan and matching contributions and earnings thereon for periods prior to January 1, 2016 were 100% vested at all times. Elective deferrals of earned PSUs and dividend equivalents (and earnings) thereon are also 100% vested at all times.

Subject to the terms of the Deferred Compensation Plan, a participant may elect, in accordance with the terms of the Deferred Compensation Plan, to receive salary and bonus deferrals (and discretionary and matching contributions) credited to his or her account on fixed date(s) while still employed by Denny’s, Inc. or following termination of employment. These amounts are payable in cash generally in the form of a lump sum distribution or in installments of up to ten years (or a maximum of five years for in-service distributions), at the election of the participant made in accordance with the terms of the Deferred Compensation Plan, and subject to exceptions as set forth in the Deferred Compensation Plan (including in the event of a change in control or the participant’s death or disability).

Subject to the terms of the Deferred Compensation Plan, a participant will receive PSUs and dividend equivalents credited to his or her account following termination of employment. When paid, the deferred PSUs are converted into an equivalent number of shares of our Common Stock. Dividend equivalents are paid in cash. These amounts are payable in the form of a lump sum distribution or in installments of up to ten years, at the election of the participant made in accordance with the terms of the Deferred Compensation Plan and subject to exceptions as set forth in the Deferred Compensation Plan (including in the event of a change in control).

As a result of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), certain key employees (including the NEOs) may be subject to a six-month waiting period for distribution following termination of employment.

Summary of Termination Payments and Benefits
In 2019, Messrs. Miller, Wolfinger, Dillon, Bode and Dunn were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company.
The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Miller, Wolfinger, Dillon, Bode and Dunn would have received if they had terminated employment at the close of business on December 25, 2019 and based on the positions they each held at that time. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the “2019 Nonqualified Deferred Compensation” section above.

	John C. Miller	F. Mark Wolfinger	John W. Dillon	Christopher D.Bode	Stephen C. Dunn
Reason for Termination:

By Company Without Cause; By Executive for Good Reason
Cash Severance (1)	$900,000	$550,000	$385,000	$383,000	$362,000
Health & Welfare Continuation (estimated)(2)	21,666	17,985	13,435	12,424	13,435
Outplacement Services (estimated) (3)	20,000	20,000	20,000	20,000	20,000
Total	$941,666	$587,985	$418,435	$415,424	$395,435

Retirement(4)
Accelerated 2018 LTIP Award (5)	$2,059,031	$571,941	—	—	—
Accelerated 2019 LTIP Award (5)	1,006,389	339,527	—	—	—
Total	$3,065,420	$911,468	$—	$—	$—

Death or Disability
Accelerated 2018 LTIP Award (5)	$2,059,031	$571,941	$305,320	$318,623	$301,151
Accelerated 2019 LTIP Award (5)	1,006,389	339,527	183,348	182,388	172,392
Total	$3,065,420	$911,468	$488,668	$501,011	$473,543

Termination Within 24 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)
Cash Severance (1)	$3,600,000	$2,090,000	$654,500	$651,100	$615,400
Health & Welfare Continuation (estimated) (2)	43,332	35,970	13,435	12,424	13,435
Accelerated 2018 LTIP Award (5)	3,092,795	859,092	458,609	478,592	452,348
Accelerated 2019 LTIP Award (5)	3,019,167	1,018,581	550,042	547,165	517,177
Outplacement Services (estimated) (3)	20,000	20,000	20,000	20,000	20,000
Estimated Code Section 280G "Cut-Back" to Avoid Excise Tax (6)	—	—	—	—	—
Total	$9,775,294	$4,023,643	$1,696,586	$1,709,281	$1,618,360
____________

(1)
Reflects severance payments pursuant to the Severance Plan consisting of (a) for Messrs. Miller and Wolfinger, salary continuation for 12 months, or a lump sum payment equal to two times base salary and target bonus in the event of termination within two years of a change in control; (b) for Messrs. Dillon, Bode and Dunn, salary continuation for 12 months, or a lump sum payment equal one times base salary and target bonus in the event of termination within two years of a change in control.

(2)
Reflects a payment pursuant to the Severance Plan equal to (a) for Messrs. Miller and Wolfinger, the cost of providing continued health and welfare benefits for a period of 12 months following termination, or a period of 24 months following termination within two years of a change in control; (b) for Messrs. Dillon, Bode and Dunn, the cost of continued health and medical benefits under Section 4980B of the Code (COBRA coverage) for a 12 month period less the amount the executive would have paid for health and medical benefits had he remained employed with the Company.

(3)	Executives are eligible to receive up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination.

(4)
Under the terms of the LTIP, "retirement" means voluntary termination on or after age 55, provided that the sum of the total of the participant's age and years of service with the Company is equal to or greater than 70.

(5)
The 2018 and 2019 PSUs vest upon a change in control at the actual performance level on the date of change in control. Upon death or termination upon permanent disability, the 2018 and 2019 PSUs vest on a pro rated basis based upon actual performance as of such date. If voluntary retirement had occurred at December 25, 2019, for the applicable NEOs, pro rated vesting would have resulted and the 2018 and 2019 PSUs would be earned and paid based on actual performance through the end of the three-year performance period.

(6)
The Severance Plan provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

The Severance Plan provides that receipt of payments and benefits under the plan is contingent upon a plan participant entering into a separation agreement and general release of claims, the material provisions of which include a non-disparagement agreement and a covenant not to sue, a two year disclosure and use of confidential information restriction, and a twelve month restriction not to (i) solicit Company employees employed at the time of participant's employment, (ii) solicit customers of the Company at the time of participant's employment, and (iii) compete within the family dining segment.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing disclosure of the annual total compensation of our CEO, Mr. Miller, the annual total compensation of our “median employee” (determined by excluding our CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the 2019 Summary Compensation Table).
In determining our median employee, we chose December 25, 2019 (our 2019 fiscal-year end) as the determination date. As of this date, we employed 3,797 employees who were active (i.e., they had earnings greater than zero in fiscal 2019). Consistent with SEC requirements, we reviewed our global employee population as of December 25, 2019 to prepare the pay ratio analysis. Our median employee was selected using W-2 earnings for fiscal 2019 (i.e., base salary, bonus, overtime, shift differential, and 401(k) match), which was consistently applied across our entire global employee population for fiscal 2019 (excluding our CEO). In determining our median employee, we annualized the pay of any employees that were active employees on December 25, 2019 but had been employed for less than the full fiscal year period as permitted by the SEC rule and, as stated above, only included employees who were active employees on December 25, 2019 (i.e., they had earnings greater than zero in fiscal 2019). We did not use any of the exemptions permitted under SEC rules, and did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Miller.
Once we identified our median employee, we calculated such employee’s annual total compensation as described above for purposes of determining the ratio of Mr. Miller’s annual total compensation to such employee’s annual total compensation. The annual total compensation values are as follows for fiscal 2019, our last completed fiscal year:

CEO Pay Ratio
Median employee total compensation	$20,509
CEO total compensation	$5,143,878
Ratio of CEO to Median Employee compensation	250:1

2019 Director Compensation
The following table sets forth information concerning the compensation of the Company’s non-employee directors for fiscal 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Bernadette S. Aulestia	75,000	109,992	184,992
Gregg R. Dedrick	93,242	109,992	203,234
José M. Gutiérrez	100,000	109,992	209,992
George W. Haywood	28,352	0	28,352
Brenda J. Lauderback	135,000	165,007	300,007
Robert E. Marks	80,000	109,992	189,992
Donald C. Robinson	93,242	109,992	203,234
Laysha Ward	75,000	109,992	184,992
_________

(1)
The amounts in this column reflect the cash fees earned and/or paid to our non-employee directors as described below under “2019 Director Compensation Program.” Mr. Haywood received a pro-rata potion of the cash fees based on his resignation from the Board in 2019.

(2)
The amounts in this column reflect the grant date fair value of DSUs awarded to directors pursuant to our equity incentive plans determined in accordance with FASB ASC 718. Details on the valuation and terms of these awards can be found in Note 14 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 24, 2020. The aggregate number of DSUs held as of December 25, 2019 for Ms. Aulestia, Messrs. Dedrick, Gutiérrez and Haywood, Ms. Lauderback, Messrs. Marks and Robinson and Ms. Ward were 12,089, 29,030, 93,341, 0, 163,142, 182,650 (includes 10,000 RSUs), 145,519, and 97,925, respectively.

2019 Director Compensation Program

The non-employee director compensation is comprised of annual cash fees and an annual equity grant as follows:

Annual Cash Fees -

•	An annual cash retainer of $75,000 (for all non-employee directors other than the Board Chair);

•	An annual cash retainer of $130,000 for the Board Chair;

•	An additional annual cash retainer of $20,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Compensation Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Governance Committee;

•	A $5,000 annual cash retainer is paid to the Audit Committee members due to the additional number of regularly scheduled meetings; and

•	A meeting fee of $500 (for telephonic) or $1,000 (for in-person) for each Board or Committee meeting attended in excess of ten meetings during a calendar year.

Subject to any applicable deferral election, all retainer amounts are payable in quarterly installments in advance, and all meeting fees are payable in the quarter following the date of the meeting. All Board members are given the opportunity to elect to defer all or a specified percentage of their cash retainer amounts in the form of share-settled DSUs.

Annual Equity Grant -

Board members receive an annual grant of DSUs valued at $110,000, or $165,000, in the case of the Board Chair. All DSUs settle in shares of Denny’s Common Stock on a one-for-one basis. All DSUs will 100% vest on the first anniversary of grant and settle in shares of Common Stock upon a termination of service, including in connection with a change in control, subject to a deferral election.

RELATED PARTY TRANSACTIONS

Wells Fargo Bank, National Association (“Wells Fargo”) is disclosed as a related person because its parent holding company, Wells Fargo & Company, has disclosed beneficial ownership in excess of 5% of our Common Stock in its filings with the SEC as described further under “Equity Security Ownership-Principal Stockholders” in this Proxy Statement. Wells Fargo serves as the administrative agent (and provides related interest rate swaps) with respect to our bank credit facility, the administrator and trustee of our 401(k) retirement and deferred compensation plans, and our depositary bank and it receives customary interest and fees in connection with such capacities.

During the Company’s last fiscal year, other than the transactions and relationships set forth above, there were no transactions that occurred or relationships that existed between the Company and its directors, director nominees, executive officers, 5% stockholders or their respective immediate family members that require disclosure under SEC regulations.
The Company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee will review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction will be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
CODE OF ETHICS
Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.
The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the Code of Conduct.

OTHER MATTERS
Expenses of Solicitation
The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. If you vote via the telephone or Internet or participate in the Annual Meeting through the Internet, you may incur costs associated with the telephone or electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting
In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
2021 Stockholder Proposals
In order for stockholder proposals intended to be presented at the year 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 10, 2020. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2021 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the By-laws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 19, 2021 and no later than March 21, 2021 (i.e., no more than 90 days and no less than 60 days prior to May 20, 2021, the first anniversary of the Annual Meeting). In the event that the date of the 2021 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the By-laws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.
Electronic Access to Future Proxy Materials and Annual Reports
Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by indicating in the comment section of your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.
Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.
Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Company’s annual report for the fiscal year ended December 25, 2019 may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement, the Company will promptly provide separate copies of this Proxy Statement and/or the Company’s annual report for the fiscal year ended December 25, 2019. Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and/or the Company’s annual report for the fiscal year ended December 25, 2019 and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

FORM 10-K
A copy of the Company’s Form 10-K for the fiscal year ended December 25, 2019 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

APPENDIX A
DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non- GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Fiscal Year Ended
(In thousands, except per share amounts)	12/25/2019	12/26/2018	12/27/2017	12/28/2016
Net income	$117,410	$43,693	39,594	19,402
Provision for income taxes	31,789	8,557	17,207	16,474
Operating (gains), losses and other charges, net	(91,180)	2,620	4,329	26,910
Other nonoperating expense (income), net	(2,763)	619	(1,743)	(1,109)
Share-based compensation	6,694	6,038	8,541	7,610
Deferred compensation plan valuation adjustments	2,580	(1,037)	1,638	861
Interest expense, net	18,547	20,745	15,640	12,232
Depreciation and amortization	19,846	27,039	23,720	22,178
Cash payments for restructuring charges and exit costs	(2,581)	(1,050)	(1,660)	(1,810)
Cash payments for share-based compensation	(3,559)	(1,934)	(3,946)	(2,529)
Adjusted EBITDA	$96,783	$105,290	103,320	100,219

Cash interest expense, net	(17,551)	(19,595)	(14,566)	(11,232)
Cash paid for income taxes, net	(24,147)	(3,254)	(6,367)	(3,012)
Cash paid for capital expenditures	(25,295)	(32,441)	(31,164)	(34,031)
Adjusted Free Cash Flow	$29,790	$50,000	51,223	51,944

Net Income Reconciliation	Fiscal Year Ended
(In thousands)	12/25/2019	12/26/2018	12/27/2017	12/28/2016
Net income	$117,410	$43,693	39,594	19,402
Pension settlement loss	—	—	—	24,297
(Gains) losses on sales of assets and other, net	(93,608)	(513)	3,518	29
Impairment charges	—	1,558	326	1,098
Tax reform	—	—	(1,558)	—
Tax effect(1)	24,057	(171)	(1,165)	(2,492)
Adjusted Net Income	$47,859	$44,567	40,715	42,334

Diluted weighted-average shares outstanding	61,883	65,562	70,403	77,206

Diluted Net Income Per Share	$1.90	$0.67	$0.56	$0.25
Adjustments Per Share	$(1.13)	$0.01	$0.02	$0.30
Adjusted Net Income Per Share	$0.77	$0.68	$0.58	$0.55
____________

(1)
Tax adjustments for years ended December 25, 2019, December 26, 2018, and December 27, 2017 are calculated using effective rates of 25.7%, 16.4%, and 30.3%, respectively. Tax adjustments for the loss on pension termination for the year ended December 28, 2016 are calculated using an effective tax rate of 8.8%. The remaining tax adjustments for the year ended December 28, 2016 are calculated using the Company’s year-to-date effective tax rate of 30.9%, which excludes the impact of the pension termination.

A-1

Notice of Annual Meeting and Proxy Statement
Annual Meeting of Stockholders to be held May 20, 2020

DENNY'S CORPORATION
203 EAST MAIN ST. (P-12-02)
SPARTANBURG, SC 29319
ATTN: J. SCOTT MELTON

As a stockholder of Denny's Corporation, you have the option of voting the shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 P.M., Eastern Time, on May 19, 2020. The 2020 Proxy Statement and the 2019 Annual Report of Denny's Corporation are available at:
http://materials.proxyvote.com/24869p

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DENN2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99899-P35443 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENNY'S CORPORATION

The Board of Directors recommends you vote "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

1. Election of (9) directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Bernadette S. Aulestia	☐	☐	☐
1b. Gregg R. Dedrick	☐	☐	☐
1c. José M. Gutiérrez	☐	☐	☐
1d. Brenda J. Lauderback	☐	☐	☐
1e. Robert E. Marks	☐	☐	☐
1f. John C. Miller	☐	☐	☐
1g. Donald C. Robinson	☐	☐	☐
1h. Laysha Ward	☐	☐	☐
1i. F. Mark Wolfinger	☐	☐	☐
2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny's Corporation and its subsidiaries for the fiscal year ending December 30, 2020.	☐	☐	☐
3. An advisory resolution to approve the executive compensation of the Company.	☐	☐	☐
4. To transact such other business as may properly come before the meeting.			

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2019 Annual Report are available at http://materials.proxyvote.com/24869p.

E99900-P35443

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY'S CORPORATION

The undersigned hereby appoints Brenda J. Lauderback and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of the Common Stock of Denny's Corporation held of record by the undersigned on March 24, 2020 at the Annual Meeting of Stockholders to be held on May 20, 2020 or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed on the other side.)